Exhibit 99.1
FOR IMMEDIATE RELEASE
LAMSON & SESSIONS REPORTS RECORD NET SALES AND INCOME FOR SECOND CONSECUTIVE YEAR; GIVES FIRST QUARTER 2007 OUTLOOK
•	2006 Net Sales of $561.3 Million Increased 13.6 Percent from Prior Year

•	Net Income for the Year Rose 42.9 Percent to $39.1 Million, or $2.43 Per Diluted Share

•	Fourth Quarter Sales and Earnings Declined Due to Weakness in Residential Construction and Cyclical Downturn in PVC Pipe

•	Strong Growth in Commercial, Industrial, Telecommunications and Utility Construction Markets Throughout the Year
          CLEVELAND, Ohio, February 16, 2007 — Lamson & Sessions (NYSE:LMS) today announced that the Company’s net sales were $115.3 million for the fourth quarter of 2006, compared with $143.3 million in the fourth quarter of 2005. Net income for the quarter was $4.0 million, or 25 cents per diluted share, compared with $14.6 million, or 93 cents per diluted share, in the prior year’s fourth quarter. As announced in the Company’s press release of January 16, 2007, the sales and earnings declines in the fourth quarter occurred primarily because of weakness in the residential construction market and an industry-wide inventory reduction affecting the Company’s PVC Pipe business segment.
          For the full year, net sales were a record $561.3 million, an increase of 13.6 percent from last year’s previous record of $494.2 million. The Company also achieved record earnings for the second consecutive year as net income for 2006 was $39.1 million, or $2.43 per diluted share, up 42.9 percent from $27.4 million, or $1.82 per diluted share, a year ago.
          “Our strong performance for the year resulted from increased activity in the commercial and utility construction markets, as well as sales growth in the telecommunications and natural gas collection markets,” said Michael J. Merriman, President and Chief Executive Officer. “Operationally, during the second half of the year, we began to realize savings from the process control and quality improvements that we implemented at our PVC Pipe extrusion plants. Accordingly, our focus in 2007 will continue to be on long-term shareholder value creation flowing from our solid operating foundation and progressively enhanced efficiency and productivity."
          Gross profit for the full year increased to $123.2 million, or 21.9 percent of net sales, compared with $101.6 million, or 20.6 percent of sales, in 2005. While raw material costs were 8 percent to 11 percent higher on average than in the prior year, much of these additional costs were offset by price increases at the beginning of 2006.
          Operating income for 2006 was $66.1 million, or 11.8 percent of net sales, up from $50.6 million, or 10.2 percent of net sales, last year. Operating expenses increased to $57.1 million in 2006 from $51.0 million the previous year, but declined as a percent of sales to 10.1 percent from 10.4 percent in 2005.
          “I am proud of the stellar performance delivered by my colleagues at Lamson & Sessions in 2006,” said John B. Schulze, Chairman. “The Board of Directors and management team remain acutely focused on building shareholder value, which is the hallmark of our ongoing strategy.” Schulze was succeeded by Merriman as President and Chief Executive Officer in November 2006.
Business Segment Performance
          Of the Company’s three business segments, Carlon experienced the greatest sales growth rate for the year. Net sales for Carlon were $261.4 million in 2006, an increase of 17.0 percent from $223.5 million for the prior year. This sales increase was driven by the growing commercial and industrial construction markets, infrastructure expansion projects in the telecommunications and utility markets, and strong sales of high density polyethylene (HDPE) pipe to the natural gas collection market. Operating income was $38.1 million for the year, up 41.2 percent from $27.0 million in 2005.
          Net sales in the Lamson Home Products business segment increased 7.7 percent to $113.1 million for the year, as compared with $105.0 million a year ago. Substantially all of the sales improvement came from price increases that were implemented early in 2006 to offset rising raw material costs. Operating income for the year was $15.6 million, an increase of 3.6 percent over the prior year’s $15.0 million.
          Although the PVC Pipe segment experienced a decline in sales during the fourth quarter, its net sales for the full year grew 12.7 percent to $186.7 million, as compared with $165.7 million in 2005. Average selling prices were approximately 12 percent higher for the year, while PVC resin costs averaged 8 percent higher. Volume sold in 2006 was approximately even with 2005. Operating income rose 29.6 percent to $22.6 million for the year, compared with $17.5 million in 2005.
Other Financial Highlights
          Interest expense continued its downward trend in 2006, declining to $4.1 million for the year, from $6.9 million in 2005. Continued improvement in operating income resulted in a rise of more than 50 percent in cash provided by operating activities to $46.4 million in 2006, as compared with $30.2 million the previous year. Accounts receivable at the end of 2006 totaled $55.1 million, compared with $68.5 million in 2005 which was affected by exceptionally high fourth quarter sales levels in the aftermath of last year’s Gulf Coast hurricanes. Due to the lower sales in the fourth quarter of 2006, inventory turns declined to 6.3 times for the year, compared with a record 9.1 times for the previous year.

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Outlook for 2007
          The first quarter of the calendar year is generally the seasonally weakest of the year and 2007 appears to be consistent with historical trends in our key end markets. The residential housing construction market weakened significantly in the fourth quarter of 2006 and that softness in demand has continued through the first quarter of 2007 to date. Order patterns are not likely to show any tangible strengthening until March or April as weather improves and the spring construction season gets underway.
          This timing is also indicative of the expected demand trends for the non-residential construction and telecommunications and utility infrastructure construction markets. Overall, we believe that the first quarter of 2007 will show a moderate strengthening of demand from the fourth quarter of 2006, but less than the exceptionally strong first quarter of 2006 which benefited from a more robust residential housing market and higher energy costs which drove raw material costs and selling prices higher.
          Operationally in 2007, the Company anticipates further improvements, particularly in its PVC Pipe business segment, due to continuing investments in production equipment, as business demand improves in the second and third quarters of the year. In addition, the Company anticipates that its new distribution center in Dallas will lead to improved market share in the central part of the country and result in lower freight costs as well.
          The Company utilizes a number of economic forecasts in developing its business plan, particularly for its key end markets. The general consensus suggests moderately improving demand as the year progresses with the second half of the year being stronger than the first half of 2007.
          Consistent with prior years, the Company’s estimate of its financial performance will only encompass the first quarter at this time. The Company continues to evaluate energy cost trends to assess their impact on raw material costs, particularly polyvinyl chloride (PVC) resin and will provide further forecast information as the year progresses and demand patterns become clearer, especially in the anticipated recovery of the residential construction market.
          At this time, the Company projects net sales for the first quarter of 2007 in the range of $110 million to $120 million. If this net sales level is realized, net earnings should range from $3.2 million to $4.9 million, or 20 cents to 30 cents per diluted share.
          In the first quarter of 2006, the Company reported net sales of $135.4 million and net income of $9.2 million, or 58 cents per diluted share. Last year's market conditions for PVC resin were atypical due to the material shortages in the fourth quarter of 2005 and resulted in historically high prices and costs. The Company’s PVC Pipe segment reported operating income of $9.0 million which would be approximately 34 cents per diluted share in the first quarter of 2006. Market conditions softened dramatically in the second half of 2006 for PVC resin and resulted in an operating loss for this segment in the fourth quarter

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of 2006. This market softness still exists today and is reflected in our projected results for the first quarter of 2007.
          The Company has significantly reduced its debt level over the past several years and expects to generate strong operating cash flow again in 2007. The Company generally consumes cash in the first half of the year for working capital and capital investment purposes, but should generate positive cash flow in the second half of the year.
          On February 12, 2007, the Company announced that it has engaged Perella Weinberg Partners to assist in the evaluation of the Company’s strategic and financial alternatives. There can be no assurance that this evaluation will result in a transaction. The Company will disclose developments regarding the process only if and when the Board of Directors has approved a specific transaction or course of action.
Conference Call
          A live Internet broadcast of the Company’s conference call regarding its fourth quarter 2006 financial performance can be accessed via the investor relations page on the Company’s Web site (www.lamson-sessions.com) at 2:00 p.m. Eastern Time on Friday, February 16, 2007.
          Lamson & Sessions is a leading producer of thermoplastic enclosures, fittings, wiring outlet boxes and conduit for the electrical, telecommunications, consumer, power and wastewater markets. For additional information, please visit our Web site at: www.lamson-sessions.com.
          This press release contains forward-looking statements that involve risks and uncertainties within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expected as a result of a variety of factors, such as: (i) the volatility of resin pricing, (ii) the ability of the Company to pass through raw material cost increases to its customers, (iii) the continued availability of raw materials and consistent electrical power supplies, (iv) maintaining a stable level of housing starts, telecommunications infrastructure spending, consumer confidence and general construction trends, (v) any adverse change in the country’s general economic condition affecting the markets for the Company’s products and (vi) the impact, outcome and effects of the Company’s exploration of strategic alternatives. Because forward-looking statements are based on a number of beliefs, estimates and assumptions by management that could ultimately prove to be inaccurate, there is no assurance that any forward-looking statement will prove to be accurate.
FOR FURTHER INFORMATION, PLEASE CONTACT:
James J. Abel
Executive Vice President and
Chief Financial Officer
Lamson & Sessions
(216) 766-6557

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THE LAMSON & SESSIONS CO.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share data)

	Fourth Quarter Ended				Twelve Months Ended
	2006		2005		2006		2005
NET SALES	$115,317	100.0%	$143,341	100.0%	$561,270	100.0%	$494,195	100.0%
COST OF PRODUCTS SOLD	95,980	83.2%	104,626	73.0%	438,092	78.1%	392,580	79.4%

GROSS PROFIT	19,337	16.8%	38,715	27.0%	123,178	21.9%	101,615	20.6%
SELLING AND MARKETING EXPENSES	7,969	6.9%	8,096	5.6%	34,341	6.1%	30,523	6.2%
GENERAL AND ADMINISTRATIVE EXPENSES	4,494	3.9%	6,142	4.3%	20,595	3.7%	18,549	3.8%
RESEARCH AND DEVELOPMENT	550	0.5%	531	0.4%	2,133	0.3%	1,936	0.4%

OPERATING EXPENSES	13,013	11.3%	14,769	10.3%	57,069	10.1%	51,008	10.4%

OPERATING INCOME	6,324	5.5%	23,946	16.7%	66,109	11.8%	50,607	10.2%
INTEREST	735	0.6%	1,276	0.9%	4,070	0.7%	6,908	1.4%

INCOME BEFORE INCOME TAXES	5,589	4.9%	22,670	15.8%	62,039	11.1%	43,699	8.8%
INCOME TAX PROVISION	1,594	1.4%	8,059	5.6%	22,896	4.1%	16,304	3.3%

NET INCOME	$3,995	3.5%	$14,611	10.2%	$39,143	7.0%	$27,395	5.5%

BASIC EARNINGS PER SHARE	$0.25		$0.99		$2.52		$1.91

AVERAGE SHARES OUTSTANDING	15,709		14,736		15,549		14,311

DILUTED EARNINGS PER SHARE	$0.25		$0.93		$2.43		$1.82

DILUTED AVERAGE SHARES OUTSTANDING	16,201		15,647		16,124		15,046

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THE LAMSON & SESSIONS CO.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	Year Ended	Year Ended
	December 30, 2006	December 31, 2005
ACCOUNTS RECEIVABLE, NET	$55,111	$68,507
INVENTORIES, NET	48,491	43,987
OTHER CURRENT ASSETS	14,723	17,145
PROPERTY, PLANT AND EQUIPMENT, NET	53,576	48,833
GOODWILL	21,402	21,441
PENSION ASSETS	13,605	34,369
OTHER ASSETS	8,702	6,167

TOTAL ASSETS	$215,610	$240,449

ACCOUNTS PAYABLE	$19,885	$30,943
OTHER CURRENT LIABILITIES	42,861	41,477
LONG-TERM DEBT	7,131	55,026
OTHER LONG-TERM LIABILITIES	17,481	22,704
SHAREHOLDERS’ EQUITY	128,252	90,299

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$215,610	$240,449

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THE LAMSON & SESSIONS CO.
CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)
(In thousands)

	Twelve Months Ended
	2006	2005

OPERATING ACTIVITIES
NET INCOME	$39,143	$27,395
ADJUSTMENTS TO RECONCILE NET INCOME TO CASH PROVIDED BY OPERATING ACTIVITIES
DEPRECIATION	8,995	8,911
AMORTIZATION	177	1,260
STOCK-BASED COMPENSATION	2,308	—
DEFERRED INCOME TAXES	10,661	8,394
CHANGES IN OPERATING ASSETS AND LIABILITIES
ACCOUNTS RECEIVABLE	13,396	(20,116)
INVENTORIES	(4,504)	(7,127)
PREPAID EXPENSES AND OTHER	1,342	1,441
ACCOUNTS PAYABLE	(11,058)	6,730
ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES	(7,360)	2,570
TAX BENEFIT FROM EXERCISE OF STOCK OPTIONS	—	6,221
PENSION PLAN CONTRIBUTIONS	(4,889)	(5,827)
OTHER LONG-TERM ITEMS	(1,821)	309

CASH PROVIDED BY OPERATING ACTIVITIES	46,390	30,161

INVESTING ACTIVITIES
NET ADDITIONS TO PROPERTY, PLANT, AND EQUIPMENT	(12,819)	(9,783)
ACQUISITIONS AND RELATED ITEMS	—	(187)

CASH USED IN INVESTING ACTIVITIES	(12,819)	(9,970)

FINANCING ACTIVITIES
NET PAYMENTS UNDER SECURED CREDIT AGREEMENT	(36,100)	(26,100)
PAYMENTS ON OTHER LONG-TERM BORROWINGS	(4,660)	(850)
PURCHASE AND RETIREMENT OF TREASURY STOCK	(421)	—
EXERCISE OF STOCK OPTIONS	3,529	7,728
TAX BENEFIT FROM EXERCISE OF STOCK OPTIONS	5,753	—

CASH USED IN FINANCING ACTIVITIES	(31,899)	(19,222)

INCREASE IN CASH AND CASH EQUIVALENTS	1,672	969

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	1,652	683

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$3,324	$1,652

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THE LAMSON & SESSIONS CO.
BUSINESS SEGMENTS
(In thousands)

	Fourth Quarter Ended		Twelve Months Ended
	2006	2005	2006	2005
NET SALES
CARLON	$54,258	$58,457	$261,442	$223,500
LAMSON HOME PRODUCTS	27,605	26,388	113,135	105,039
PVC PIPE	33,454	58,496	186,693	165,656

	$115,317	$143,341	$561,270	$494,195

OPERATING INCOME (LOSS)
CARLON	$6,030	$6,815	$38,086	$26,980
LAMSON HOME PRODUCTS	3,739	2,576	15,562	15,021
PVC PIPE	(1,680)	18,005	22,645	17,475
CORPORATE OFFICE	(1,765)	(3,450)	(10,184)	(8,869)

	$6,324	$23,946	$66,109	$50,607

DEPRECIATION AND AMORTIZATION
CARLON	$828	$892	$3,383	$4,596
LAMSON HOME PRODUCTS	461	452	1,773	1,842
PVC PIPE	1,022	913	4,016	3,733

	$2,311	$2,257	$9,172	$10,171

TOTAL ASSETS BY BUSINESS SEGMENT AT DECEMBER 30, 2006 AND DECEMBER 31, 2005

	December 30, 2006	December 31, 2005
IDENTIFIABLE ASSETS
CARLON	$81,833	$86,858
LAMSON HOME PRODUCTS	44,019	38,286
PVC PIPE	52,911	57,985
CORPORATE OFFICE (INCLUDES CASH, DEFERRED TAX, AND PENSION ASSETS)	36,847	57,320

	$215,610	$240,449

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